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                                                                    EXHIBIT 99.1

                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
[LAKES LOGO]                                          130 CHESHIRE LANE
                                                      MINNETONKA, MN 55305
                                                      952-449-9092
                                                      952-449-9353 (FAX)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, December 16, 2005

                       LAKES ENTERTAINMENT, INC. ANNOUNCES
                    CLOSING ON $20 MILLION FINANCING FACILITY

MINNEAPOLIS, DECEMBER 16, 2005 - LAKES ENTERTAINMENT, INC. (LACO) announced today that it closed on a $20 million financing facility with the Lyle Berman Family Partnership (The Partnership). An initial draw of $10 million was made under the facility and the remaining $10 million can be drawn in $5 million increments over time as needed. Any funds drawn under the facility bear interest at the rate of 12% per annum and are due and payable on the third anniversary of the first advance drawn. No commitment fees, closing fees or loan servicing fees were assessed or paid in connection with the facility. Lakes may prepay the facility in whole or in part without penalty. Lyle Berman, Lakes' Chairman and Chief Executive Officer, does not have an ownership or other beneficial interest in the Partnership. Neil Sell, a Director of Lakes, is one of the trustees of the irrevocable trusts that are the partners in the Partnership. Tim Cope, President and Chief Financial Officer of Lakes stated, "I am pleased that the Company was able to obtain this facility as we continue to explore alternative financing options. This loan commitment provides us with the capital needed to continue to move forward with our various development projects."

The financing facility is secured by substantially all of the assets of Lakes including Lakes' shares of WPT Enterprises (WPTE). The facility does permit Lakes to separately sell up to 3.5 million of the approximate 12.5 million WPTE shares it owns without application of the proceeds to payment of the financing facility subject to certain terms and conditions. In consideration for the financing facility, Lakes issued to the Partnership warrants for the purchase of up to 2 million shares of its common stock at a purchase price of $7.88 per share that expire in December, 2012. The warrants are only exercisable if Lakes' borrowings under the facility exceed $10 million in the aggregate or if any amounts under the facility are not repaid before February 28, 2006. In addition, Lakes agreed to use its best efforts to cause WPTE to file a registration statement by no later than April 15, 2006 thus allowing for the possible resale of WPTE shares pledged by Lakes to the Partnership. If Lakes were to sell more than the 3.5 million shares of WPTE, such proceeds would first be used to pay down the financing

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facility. Lakes has agreed to pay substantially all of the costs incurred in the preparation and filing of such registration statement.

As previously announced, Lakes continues to explore additional financing alternatives to fund its operational and development needs including the engagement of an investment banking firm to evaluate strategic alternatives for the Company's WPTE shares.

ABOUT LAKES ENTERTAINMENT

Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq "WPTE"), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes' common stock on The Nasdaq Stock Market; need for current financing to meet Lakes' operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company's consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE's significant dependence on the Travel Channel as a source of revenue; the potential that WPTE's television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE's online casino business, which is a relatively new industry with an increasing number of market entrants; the uncertainty of the regulatory environment for online gaming, which may affect WPTE's ability to pursue its online gaming business fully or cause WPTE's activities to be found to be in violation of applicable United State or foreign regulations; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE's television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE's relationships with key licensing and strategic partners; and WPTE's dependence on its senior management team. For more information, review the Company's filings with the Securities and Exchange Commission.

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